Exhibit 10.7
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In fiscal 2002,  the Company's  2001  Director  Stock Option Plan was amended as follows:

Section 5C of the Plan was amended by inserting the following as the second sentence:

"After the grant of Current Service Options immediately following the 2002 Annual Meeting, Current Service Options shall cease to be granted pursuant to the preceding sentence, but beginning October 15, 2002, and on each January 15, April 15, July 15 and October 15 thereafter (or, if any such day shall not be a business day, then on the next succeeding business day), each Eligible Director shall be granted under the Plan a Current Service Option to purchase 3,000 shares of Common Stock, which shall be fully vested upon the granting thereof and, subject to the provisions of Sections 5H, 10 and 12, shall be immediately exercisable."